Exhibit 99

For Release August 3, 2005	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800

MICROFINANCIAL INCORPORATED ANNOUNCES

NYSE NON-COMPLIANCE NOTICE

Woburn, MA – August 3, 2005 -- MicroFinancial Incorporated (NYSE-MFI) a financial intermediary specializing in vendor based leasing and finance programs for transactions in the $500 to $15,000 range, today announced that it has been notified by the New York Stock Exchange that it is not in compliance with the NYSE’s continued listing standards. The Company is considered “below criteria” by the NYSE since over a consecutive 30 day trading period, its total market capitalization and its stockholder’s equity were each less than $75 million.

While MicroFinancial was in full compliance with the previous continued listing standards set forth by the Exchange, the NYSE recently adopted new continued listing standards with which the Company is not currently in compliance. The notification date under the new standards was August 1, 2005, at which time the NYSE determined that the Company was not in compliance with the new standards.

In accordance with the continued listing criteria set forth by the New York Stock Exchange, the Company intends to present a plan to the NYSE within the 45 day required timeframe demonstrating how it intends to comply with the continued listing standards.

About The Company

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," "views,” “will”, “intends” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. Statements relating to past dividend payments or the Company's current dividend policy should not be construed as a guarantee that any future dividends will be paid. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.